Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into this 6th day of April, 2012 (the “Effective Date”), by and among Webster Financial Corporation, a Delaware corporation (“Webster”), Webster Bank, National Association (the “Bank”), and Jeffrey N. Brown (hereinafter “Brown”).

WHEREAS Brown has served Webster as its Executive Vice President, Human Resources, Marketing and Communications;

WHEREAS Brown has served the Bank as its Executive Vice President, Human Resources, Marketing and Communications; and

WHEREAS Brown, Webster, and the Bank have agreed that Brown will terminate his employment relationship and resign from all positions with Webster, the Bank, and all of their respective directly and indirectly owned subsidiaries and affiliates, including all employment, officer, and other positions, under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Resignation From and Termination of Employment. Brown hereby resigns from all the offices, directorships, and other positions he holds with Webster, the Bank, and all of their respective directly and indirectly owned subsidiaries and affiliates, including without limitation his positions as Executive Vice President, Human Resources, Marketing and Communications of Webster and the Bank (his “Principal Position”), effective July 31, 2012 (the “Termination Date”), and until his Termination Date, Brown agrees to continue to serve in his Principal Position in order to assist Webster and the Bank in an orderly transition. After the Termination Date, Brown shall not be entitled to the receipt of any further payments or benefits from Webster or the Bank other than those expressly provided for in this Agreement.

2. Continued Employment Payments. Until the Termination Date, Brown shall continue to receive payment of his base salary on each regularly scheduled pay day, and shall continue to participate in all retirement, savings, welfare, fringe, and other similar benefit programs of Webster and the Bank under the terms applicable to such benefit programs.

3. Termination Payments.

(a)	Accrued Compensation and Benefits.

(i) Brown shall receive, on the next regularly scheduled pay day after the Termination Date, his unpaid base salary through the Termination Date, as well as payment for any accrued but unused vacation days as of the Termination Date, in accordance with Webster’s and the Bank’s applicable policies and procedures.

(ii) As of his Termination Date, Brown’s participation in the benefits programs of Webster and the Bank shall terminate in accordance with the terms of Webster’s and the Bank’s respective benefits plans and its standard policies and procedures, except that: (A) Brown may continue the medical and dental coverage that he had maintained as an employee at the employee rate for twelve (12) months (“Additional Continuation Coverage”) and is eligible for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act as amended (“COBRA”) for up to an additional eighteen (18) months thereafter (“COBRA Continuation Coverage”); (B) Brown shall be entitled to payment of his pension and retirement savings benefits accrued under the Supplemental Retirement Plan for Employees of Webster Bank (“SERP”), the Webster Bank Pension Plan, the Webster Bank Deferred Compensation Plan for Directors and Officers (“Deferred Compensation Plan”), and the Webster Bank Employee Investment Plan, in the form elected under the applicable plan and at the time determined pursuant to the terms of the applicable plan; and (C) Brown shall be entitled to be indemnified in respect of any third party claims arising out of his services as an officer and employee of Webster, the Bank, and each of their subsidiaries and affiliates through and including the Termination Date on the same terms and conditions as are generally applicable to former executive officers of each such entity.

(iii) Webster or the Bank, as the case may be, shall reimburse Brown for appropriate and reasonable expenses incurred on or before the Termination Date, if any, in accordance with the applicable policies and procedures.

(b)	Severance.

(i) Following his Termination Date, for each regularly scheduled pay day up to and including July 31, 2013, Brown shall receive salary continuation payments in an amount equal to the amount of base salary he would have received if his employment had continued during that period. It is the parties’ intention that the amounts payable under this Section 3(b)(i) be treated as satisfying the conditions applicable under Treas. Reg. §1.409A-1(b)(9)(iii) to exclude such amounts from the definition of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended.

(ii) As soon as reasonably practicable following his Termination Date, and in all events on or prior to March 15, 2013, Brown shall receive a lump sum payment equal to $50,000.

(iii) As soon as reasonably practicable following his Termination Date, and in all events on or prior to March 15, 2013, Brown shall receive a 7/12ths pro rata payment of his target annual incentive reward for 2012. Such pro rata payment shall equal $122,843.

(iv) If Brown elects the Additional Continuation Coverage pursuant to Section 3(a)(ii)(A), Webster will pay, during the Additional Continuation Coverage period, as defined below in this paragraph, the same percentage of the premiums for group health insurance coverage that Webster pays on behalf of similarly situated active executives towards group health insurance coverage, and Brown will be responsible to pay the balance of such premiums. Any such premium payments by Webster and Brown shall be on an after-tax basis. The Additional Continuation Coverage period commences on the Termination Date and ends on July 31, 2013 or, if earlier, the date as of which Brown terminates his Additional Continuation Coverage through non-payment of his share of the premiums or otherwise.

(v) If Brown elects COBRA Continuation Coverage after the Additional Continuation Coverage period ends, Brown will be responsible for the payment of all COBRA premium charges, and such payments will be on an after-tax basis.

4. Equity Grants.

(a) Stock Options. As of the Termination Date, Brown shall, to the extent not already vested, become fully and immediately vested in his outstanding Webster stock options under the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan (the “Webster Stock Options”), if the Webster Stock Options were granted prior to 2012. Brown shall forfeit the Webster Stock Options granted in 2012 pursuant to the one-year service requirement of the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan. All of Brown’s outstanding vested Webster Stock Options, whether previously vested or becoming vested pursuant to this Section 4(a), shall cease to be exercisable and shall expire three months following the Termination Date (or, with respect to any particular grant, such earlier date as may be provided under the award agreement covering such grant).

(b) Restricted Stock. With respect to Brown’s unvested restricted stock awarded under the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan (the “Restricted Stock”), as of the Termination Date, Brown shall become fully and immediately vested in such Restricted Stock, if the Restricted Stock was awarded prior to 2012.

(c) Performance-Based Stock. As of the Termination Date, Brown shall forfeit his outstanding performance-based stock awarded under the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan (“Performance-Based Stock”). The only such outstanding Performance-Based Stock was granted in 2012 and is subject to the one-year service requirement of the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan.

(d) Share Withholding. With respect to Restricted Stock that becomes vested pursuant to paragraph (b), Webster will withhold from the shares deliverable to Brown the number of shares necessary to satisfy the minimum statutory federal and state tax withholding requirements which Webster determines are applicable in connection with such vesting and, as applicable, that issuance of common stock of Webster.

5. Effect on Other Agreements.

(a) Non-Competition Agreement. The Non-Competition Agreement between Webster and Brown dated as of January 31, 2005 (the “Non-Competition Agreement”) shall remain in full force and effect in accordance with its terms, provided, however, that the provisions of Section 2 of the Non-Competition Agreement, regarding severance, are hereby cancelled, rendered null and void, and of no further effect as of the Effective Date.

(b) Change in Control Agreement. The Change in Control Agreement between Webster and Brown dated as of January 1, 2008 is hereby cancelled, rendered null and void, and of no further effect as of the Termination Date.

6. General Release. In consideration of the payments described in Sections 3 and 4 of this Agreement, Brown agrees to execute a General Release Agreement at the time of termination of his employment (and in no event later than 30 days following the Termination Date) in exactly the form attached hereto as Exhibit A, the terms and conditions of which are specifically incorporated herein by reference. If Brown breaches this commitment, then Webster and the Bank shall be released from any further obligation to perform hereunder (including any obligation to make any further payments to or for the benefit of Brown pursuant to Section 3 or 4), and Brown shall pay to Webster, as liquidated damages, any benefits otherwise derived from such Sections 3 or 4 other than any compensation payable and benefits provided for services rendered on or before the Termination Date (“Paid Severance Benefits”). Furthermore, Webster and the Bank, in their sole discretion, shall be entitled to offset amounts payable to Brown under the SERP and the Deferred Compensation Plan by the amount of any Paid Severance Benefits that constitute liquidated damages under this Section 6.

7. Potential Future Consulting Services. After the Termination Date, in the sole discretion of Webster and the Bank, Webster may request that Brown serve as a consultant to Webster and/or the Bank in 30-day increments. If engaged as a consultant, Brown shall provide certain advisory services to Webster and/or the Bank as and when requested by Webster and/or the Bank.

8. No Other Consideration. Brown affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Brown has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

9. Cooperation in Legal Proceedings. Brown agrees to reasonably cooperate with Webster and the Bank and their respective directly and indirectly owned subsidiaries and affiliates in connection with litigation and other legal proceedings that relate to his services or relate to his areas of responsibility during his employment. Webster or the Bank shall reimburse Brown for reasonable expenses, if any, he incurs while complying with this obligation.

10. No Admission. It is understood and agreed by all parties that this Agreement does not constitute an admission of liability or wrongdoing on the part of Webster or the Bank and that by entering into this Agreement neither Webster nor the Bank admits that there has been any wrongdoing whatsoever against any person or entity, and they expressly deny that any wrongdoing has occurred. It is understood and agreed by all parties that this Agreement is purely an offer of compromise.

11. Death. In the event of Brown’s death occurring on or after the Termination Date, Webster and the Bank, as applicable, shall provide any benefits and payments set forth in Sections 3 and 4 that have not previously been paid to Brown (including the right of such beneficiary to exercise any unexercised stock options) to his spouse, and if none at the time of his death, the beneficiary designated by Brown in writing (which designation, where applicable, shall be effected in accordance with the terms and conditions of the applicable plan documents and procedures) or, if no such beneficiary shall be named or be living at the time of his death, to his estate. Should Brown’s death occur prior to the fulfilling his obligation under Section 6, the release referenced in such Section 6 shall be executed by the executor or other duly appointed representative of his estate on or before August 30, 2012.

12. Withholding. All payments to be made to Brown under this Agreement, or otherwise by Webster or the Bank, shall be subject to withholding to satisfy required withholding taxes and other required deductions.

13. Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

14. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

15. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

16. Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

17. Assignability. Webster and/or the Bank may, without the consent of Brown, assign its rights and obligations under this Agreement to any successor entity.

18. Choice of Law and Forum Selection. The terms of this Agreement shall be governed by the laws of the State of Connecticut. Brown agrees and submits to the exclusive jurisdiction of any state or federal court in Connecticut where there is proper venue, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such Court.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20. Acknowledgements. Brown hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release Agreement, that he has had the opportunity to fully discuss it with counsel, and that he knows the contents of the Agreement. Brown further acknowledges that he is signing this Agreement voluntarily and without coercion because he believes it is fair and reasonable and for no other reason.

21. Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if Brown is a “specified executive” as determined pursuant to Section 409A of the Internal Revenue Code (“Section 409A”) as of his Termination Date and if any payment or benefit provided for in this Agreement cannot be paid or provided in the manner otherwise provided without subjecting Brown to additional tax, interest, or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Brown’s separation from service (within the meaning of Section 409A) shall be paid or provided to Brown in a cash lump-sum on the first business day of the seventh calendar month following the month in which separation from service occurs or, if earlier, at the time of Brown’s death. Furthermore, references in this Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service” within the meaning of Section 409A.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Gerald P. Plush
	Name:	Gerald P. Plush
	Title:	President and Chief Operating Officer

Date:	April 6, 2012

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Renee P. Seefried
	Name:	Renee P. Seefried
	Title:	Senior Vice President, Regulatory Group

Date:	April 6, 2012

JEFFREY N. BROWN

/s/ Jeffrey N. Brown

Date:	April 6, 2012